EXHIBIT 21.1

Subsidiaries of Coinstar, Inc.

ACMI Asia Inc. (Washington)

Adventure Vending Inc. (Washington)

Coinstar Entertainment Services, Inc. (f/k/a American Coin Merchandising, Inc.) (Delaware)

Best Vendors Amusement, LLC (Minnesota)

CellCards LLC (Delaware)

CellCards of Delaware, LLC (Delaware)

CellCards of Illinois, L.L.C. (Illinois)

Coin-Op Factory Inc. (California)

Coinstar E-Payment Services Inc. (Kansas)

Coinstar International, Inc. (Delaware)

Coinstar Limited (United Kingdom)

El Toro Prepaid Inc. (Kansas)

Entertainment Vending Management, LLC (Delaware)

Folz Vending, Inc. (Delaware)

Pukka, Inc. (d/b/a Prism Technology) (Washington)

Sesame Holdings, Inc. (Delaware)

Southwest Entertainment Vending Inc. (Washington)

Sugarloaf Amusement Vending, S. de R.L. de C.V. (Mexico)